     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES FIRST QUARTER RESULTS AND INCREASES 2017 PRODUCTION GUIDANCE

HOUSTON, May 9, 2017 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the first quarter of 2017 and provided an operational update, which includes the following highlights:

•	Crude oil production of 28,844 Bbls/d, 12% above the first quarter of 2016

•	Total production of 46,367 Boe/d, 10% above the first quarter of 2016

•	Net income of $40.0 million, or $0.61 per diluted share, and Net Cash Provided by Operating Activities of $76.4 million

•	Adjusted Net Income of $12.1 million, or $0.18 per diluted share, and Adjusted EBITDA of $94.2 million

•	Increasing 2017 crude oil production growth target to 26%

•	Borrowing base recently increased to $900 million, with an elected commitment of $800 million

Carrizo reported first quarter of 2017 net income of $40.0 million, or $0.61 per basic and diluted share compared to a net loss of $311.4 million, or $5.34 per basic and diluted share in the first quarter of 2016. The net income for the first quarter of 2017 and net loss for the first quarter of 2016 include certain items typically excluded from published estimates by the investment community. Adjusted net income, which excludes the impact of these items as described in the non-GAAP reconciliation tables included below, for the first quarter of 2017 was $12.1 million, or $0.18 per diluted share compared to $9.2 million, or $0.16 per diluted share in the first quarter of 2016.

For the first quarter of 2017, Adjusted EBITDA was $94.2 million, an increase of 2% from the prior year quarter due to higher production volumes and commodity prices, partially offset by lower cash receipts for derivative settlements. Adjusted EBITDA and the reconciliation to net income (loss) are presented in the non-GAAP reconciliation tables included below.

Production volumes during the first quarter of 2017 were 4,173 MBoe, or 46,367 Boe/d, an increase of 10% versus the first quarter of 2016. The year-over-year production growth was driven by continued performance from the Company’s Eagle Ford Shale and Delaware Basin drilling activity, the addition of production from the Sanchez property acquisition in late 2016, and an increase in Marcellus Shale production given improved netbacks. Oil production during the first quarter of 2017 averaged 28,844 Bbls/d, an increase of 12% versus the first quarter of 2016; natural gas and NGL production averaged 78,088 Mcf/d and 4,508 Bbls/d, respectively, during the first quarter of 2017. First quarter of 2017 production exceeded the high end of Company guidance due primarily to stronger-than-expected production from the Company’s Niobrara Formation and Delaware Basin assets.

Drilling and completion capital expenditures for the first quarter of 2017 were $128.2 million. More than 85% of the first quarter drilling and completion spending was in the Eagle Ford Shale, with the balance weighted towards the Delaware Basin and Niobrara Formation. Land and seismic expenditures during the quarter were $14.5 million. As a result of the improvement in commodity prices earlier this year, Carrizo has seen a material increase in planned non-operated activity on its acreage in the Niobrara Formation and Delaware Basin. Given this, the Company has increased its planned non-operated budget by approximately $30 million. Carrizo expects to offset this incremental capital through efficiency gains realized since the beginning of the year as well as a slight reduction in planned completion activity in the Eagle Ford Shale during the year. As a result, the Company is maintaining its 2017 drilling and completion capital expenditure guidance of $530-$550 million. The Company is increasing its land and seismic capital expenditure guidance to $45 million for the year from $20 million previously.

Based on the continued strong performance from the Company’s operated activity, Carrizo is increasing its 2017 oil production guidance to 32,400-32,700 Bbls/d from 31,400-31,900 Bbls/d previously. Using the midpoint of this range, the Company’s 2017 oil production growth guidance increases to 26% from 23% previously. For natural gas and NGLs, Carrizo is adjusting its 2017 guidance to 71-75 MMcf/d and 5,300-5,500 Bbls/d, respectively, from 69-73 MMcf/d and 5,600-5,900 Bbls/d, respectively. Carrizo continues to expect to deliver a three-year compound annual growth rate of more than 20% for its crude oil production. For the second quarter of 2017, Carrizo expects oil production to be 31,800-32,200 Bbls/d, and natural gas and NGL production to be 67-71 MMcf/d and 4,800-5,000 Bbls/d, respectively. A full summary of Carrizo’s guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “We are off to a good start in 2017 with production exceeding our expectations. While sequential crude oil production growth in the first quarter was impacted by a large number of planned shut-ins, the underlying production from each of our key regions continues to perform well. As a result, we expect to see a double-digit sequential increase in our crude oil production in the current quarter and now expect to grow our crude oil production by approximately 26% in 2017. This is up from 23% previously without any increase to our planned drilling and completion capital expenditures for the year.

“Given the increase in drilling and completion activity in our industry since late 2016, we have begun to see an increase in service costs. While this was inevitable in a cyclical industry such as ours, our team strives to offset as much of the cost pressure as possible with continued efficiency gains. Thus far, our operational team has done an outstanding job as additional efficiency gains for both drilling and completion have more than offset the increase in service costs we have seen to date. As a result, we have actually been able to decrease our estimate for a type-curve well in the Eagle Ford Shale to $4.0 million from $4.1 million previously.

“We recently completed our semi-annual borrowing base redetermination, which resulted in a $300 million increase to our borrowing base and a $200 million increase to our elected commitment amount. This further strengthens our liquidity position, which currently provides us with ample financial flexibility to navigate potential near-term volatility in commodity prices while executing our 2017 plan.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 24 gross (20.1 net) operated wells during the first quarter and completed 29 gross (28.7 net) wells. Crude oil production from the play was more than 25,500 Bbls/d for the quarter, up 2% versus the prior quarter. At the end of the quarter, Carrizo had 29 gross (23.9 net) operated Eagle Ford wells in progress or waiting on completion, equating to net crude oil production potential of approximately 9,000 Bbls/d. The Company is currently operating three rigs in the Eagle Ford and expects to drill approximately 106 gross (91 net) operated wells and complete 94 gross (85 net) operated wells in the play during 2017.

Carrizo is testing multiple initiatives aimed at determining the optimal development spacing on its acreage position. The Company continues to test stagger stack pilots on its acreage, with five pilots currently on production across its Core acreage position in the Eagle Ford testing effective lateral spacing between 220 ft. and 250 ft. The Company is also planning to drill its initial infill test on the acreage it recently acquired from Sanchez. This will be the Company’s first test of an infill well between two understimulated parent wells. Carrizo does not currently include any infill locations from the recently-acquired acreage in its inventory count.

In addition to conducting spacing optimization tests on its acreage, the Company also continues to test various completion optimization techniques. The Company continues to be pleased by the performance of its wells with 200 ft. frac stage spacing, and currently has 13 wells online that were completed with 180 ft. frac stage spacing. Carrizo plans to provide an update on these pilots once it has more production history.

Carrizo continues to reduce its well costs in the Eagle Ford through efficiency gains on both the drilling and completion side. The Company currently estimates that a typical 6,300 ft. lateral well will cost $4.0 million, down from $4.1 million previously. The updated well cost estimate includes a forecast double-digit increase in frac prices relative to actual costs in the first quarter.

The Company continues to add bolt-on acreage to its Eagle Ford position, which now stands at approximately 103,300 net acres. This is up from approximately 101,600 net acres previously and includes the recent closing of the remaining approximately 900 net acres from the Sanchez acquisition announced during the fourth quarter of 2016.

In the Delaware Basin, Carrizo had no operated drilling or completion activity during the first quarter. Crude oil production from the play was more than 1,100 Bbls/d for the quarter, down from approximately 1,200 Bbls/d in the prior quarter due to the lack of new wells coming online. Carrizo currently plans to drill approximately 6 gross (6 net) operated wells and complete 5 gross (5 net) operated wells in the Delaware Basin during 2017.

The Company recently completed its Thunderbolt State 1H well, which is currently in early-stage flowback. The well is located to the south of Carrizo’s initial operated well in the play, the Mustang State 1H. The Thunderbolt State well was drilled with an approximate 4,100 ft. lateral and completed with 20 frac stages. Carrizo tested a new completion design on the Thunderbolt State well, completing it with 100% slickwater and all 100-mesh sand. Carrizo operates the Thunderbolt State 1H with an 80% working interest.

In the Niobrara Formation, Carrizo did not drill or complete any operated wells during the first quarter. Crude oil production from the play was more than 2,000 Bbls/d for the quarter, down from approximately 2,200 Bbls/d in the prior quarter due to the lack of new wells coming online. While Carrizo is not currently budgeting any operated activity in the Niobrara during 2017, the Company continues to evaluate resuming operated development activity later this year or next year. Industry activity has increased around the Company’s acreage, and as a result, Carrizo now expects to participate in 32 gross (5.1 net) non-operated wells in the play during 2017, up from an expectation of 21 gross (1.8 net) previously.

In Appalachia, which encompasses the Company’s Utica Shale and Marcellus Shale positions, Carrizo did not drill or complete any operated wells during the first quarter. Oil and condensate production from the Utica was approximately 180 Bbls/d during the quarter, down from approximately 200 Bbls/d in the prior quarter due to the lack of activity. In the Marcellus, the Company’s production was 47.6 MMcf/d, up from 35.8 MMcf/d in the prior quarter as the Company elected to increase its production in response to an improved local market price environment. Carrizo expects to continue to vary its Marcellus production during 2017 based on local market pricing. Carrizo has currently allocated only a minimal amount of maintenance capital to Appalachia during 2017.

Borrowing Base Update

During May, Carrizo’s banking syndicate, led by Wells Fargo as administrative agent, completed its semi-annual borrowing base redetermination. In conjunction with this, the borrowing base under the Company’s senior credit facility was increased to $900 million from $600.0 million and the maturity date was generally extended to May 2022. However, Carrizo has elected to take a lower commitment amount of $800 million. Additionally, the following changes were made to the covenants governing the facility:

•	Removed Maximum Secured Leverage Ratio of 2.0x

•	Removed Minimum Interest Coverage Ratio of 2.5x

•	Added Maximum Leverage Ratio (Total Net Debt to EBITDA) of 4.0x

The next scheduled redetermination of the borrowing base is expected in the fall of 2017. As of April 28, 2017, Carrizo had $171.0 million drawn on the facility.

Hedging Activity

Carrizo used the recent improvement in commodity prices to add to its hedge position in 2017 and 2018. Carrizo currently has hedges in place for more than 30% of estimated crude oil production for the remainder of 2017 (based on the midpoint of guidance). For the balance of the year, the Company has swaps covering approximately 11,000 Bbls/d of crude oil at an average fixed price of approximately $52.46/Bbl. For 2018, Carrizo currently has three-way collars covering 6,000 Bbls/d of crude oil with an average floor price of $50.00/Bbl, ceiling price of $65.00/Bbl, and sub-floor price of $40.00/Bbl.

Carrizo also has hedges in place for more than 25% of estimated natural gas production for the remainder of 2017. For the balance of the year, the Company has swaps covering 20,000 MMBtu/d of natural gas at an average fixed price of $3.30/MMBtu. (Please refer to the attached tables for details of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2017 first quarter financial results on Tuesday, May 9, 2017 at 10:00 AM Central Daylight Time. To participate in the call, please dial (888) 223-5152 (U.S. & Canada) or +1 (303) 223-4366 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, May 16, 2017 at 12:00 PM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21850731 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on the “2017 First Quarter Earnings Call” link. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, the three-year growth rate, economical basis of wells or inventory, rig program, effect of transactions offsetting hedge positions, production, average well returns, the estimated production results and financial performance of such properties, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, breakeven prices, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the ability to maintain a sound financial position, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, the need to obtain board approval of expenditures in the three-year plan, results of wells and testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, satisfaction of closing conditions and failure of the acquisition to close, purchase price adjustment, integration and effects of acquisitions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2016 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$2,391	$4,194
Accounts receivable, net	67,257	64,208
Derivative assets	1,036	1,237
Other current assets	2,542	3,349
Total current assets	73,226	72,988
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,371,335	1,294,667
Unproved properties, not being amortized	253,270	240,961
Other property and equipment, net	9,599	10,132
Total property and equipment, net	1,634,204	1,545,760
Other assets	7,010	7,579
Total Assets	$1,714,440	$1,626,327

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$51,968	$55,631
Revenues and royalties payable	44,038	38,107
Accrued capital expenditures	69,040	36,594
Accrued interest	20,957	22,016
Accrued lease operating expense	11,919	12,377
Derivative liabilities	7,456	22,601
Other current liabilities	22,650	24,633
Total current liabilities	228,028	211,959
Long-term debt	1,362,046	1,325,418
Asset retirement obligations	21,737	20,848
Derivative liabilities	18,675	27,528
Other liabilities	14,027	17,116
Total liabilities	1,644,513	1,602,869
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value, 90,000,000 shares authorized; 65,796,342 issued and outstanding as of March 31, 2017 and 65,132,499 issued and outstanding as of December 31, 2016	658	651
Additional paid-in capital	1,672,332	1,665,891
Accumulated deficit	(1,603,063)	(1,643,084)
Total shareholders’ equity	69,927	23,458
Total Liabilities and Shareholders’ Equity	$1,714,440	$1,626,327

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues
Crude oil	$128,092	$67,996
Natural gas liquids	7,425	3,440
Natural gas	15,838	9,826
Total revenues	151,355	81,262

Costs and Expenses
Lease operating	29,845	23,675
Production taxes	6,208	3,431
Ad valorem taxes	2,967	2,070
Depreciation, depletion and amortization	54,382	59,577
General and administrative, net	21,703	21,303
(Gain) loss on derivatives, net	(25,316)	(10,553)
Interest expense, net	20,571	18,713
Impairment of proved oil and gas properties	—	274,413
Other (income) expense, net	974	(93)
Total costs and expenses	111,334	392,536

Income (Loss) Before Income Taxes	40,021	(311,274)
Income tax expense	—	(121)
Net Income (Loss)	$40,021	($311,395)

Net Income (Loss) Per Common Share
Basic	$0.61	($5.34)
Diluted	$0.61	($5.34)

Weighted Average Common Shares Outstanding
Basic	65,188	58,360
Diluted	65,778	58,360

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2016	65,132,499	$651	$1,665,891	($1,643,084)	$23,458
Stock-based compensation expense	—	—	6,448	—	6,448
Issuance of common stock upon grants of restricted stock awards, net of forfeitures, and vestings of restricted stock units and performance shares	663,843	7	(7)	—	—
Net income	—	—	—	40,021	40,021
Balance as of March 31, 2017	65,796,342	$658	$1,672,332	($1,603,063)	$69,927

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash Flows From Operating Activities
Net income (loss)	$40,021	($311,395)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	54,382	59,577
Impairment of proved oil and gas properties	—	274,413
(Gain) loss on derivatives, net	(25,316)	(10,553)
Cash received for derivative settlements, net	1,519	51,163
Stock-based compensation expense, net	2,014	11,522
Non-cash interest expense, net	1,091	1,160
Other, net	1,620	1,116
Changes in components of working capital and other assets and liabilities-
Accounts receivable	(2,749)	(2,065)
Accounts payable	6,661	(18,711)
Accrued liabilities	(2,154)	(1,667)
Other assets and liabilities, net	(681)	(692)
Net cash provided by operating activities	76,408	53,868
Cash Flows From Investing Activities
Capital expenditures - oil and gas properties	(123,749)	(125,989)
Acquisitions of oil and gas properties	(7,032)	—
Proceeds from sales of oil and gas properties, net	17,372	1,785
Other, net	(417)	(617)
Net cash used in investing activities	(113,826)	(124,821)
Cash Flows From Financing Activities
Borrowings under credit agreement	280,504	73,647
Repayments of borrowings under credit agreement	(244,504)	(43,097)
Payments of debt issuance costs	(50)	(50)
Other, net	(335)	(307)
Net cash provided by financing activities	35,615	30,193
Net Decrease in Cash and Cash Equivalents	(1,803)	(40,760)
Cash and Cash Equivalents, Beginning of Period	4,194	42,918
Cash and Cash Equivalents, End of Period	$2,391	$2,158

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Net Income (Non-GAAP)

Adjusted net income is a non-GAAP financial measure which excludes certain items that are included in net income (loss), the most directly comparable GAAP financial measure. Items excluded are those which the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted net income is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted net income should not be considered in isolation or as a substitute for net income (loss) or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between net income (loss) and adjusted net income is presented below. Because adjusted net income excludes some, but not all, items that affect net income (loss) and may vary among companies, our calculation of adjusted net income may not be comparable to similarly titled measures of other companies.

Reconciliation of Diluted Weighted Average Common Shares Outstanding (GAAP) to Adjusted Diluted Weighted Average Common Shares Outstanding (Non-GAAP)

Adjusted diluted weighted average common shares outstanding (“Adjusted Diluted WASO”) is a non-GAAP financial measure which includes the effect of potentially dilutive instruments that, under certain circumstances described below, are excluded from diluted weighted average common shares outstanding (“Diluted WASO”), the most directly comparable GAAP financial measure. When a net loss exists, all potentially dilutive instruments are anti-dilutive to the net loss per common share and therefore excluded from the computation of Diluted WASO. The effect of potentially dilutive instruments are included in the computation of Adjusted Diluted WASO for purposes of computing diluted adjusted net income per common share.

	Three Months Ended March 31,
	2017	2016
	(In thousands, except per share amounts)
Net Income (Loss) (GAAP)	$40,021	($311,395)
Income tax expense	—	(121)
Income (Loss) Before Income Taxes	40,021	(311,274)
(Gain) loss on derivatives, net	(25,316)	(10,553)
Cash received for derivative settlements, net	1,519	51,163
Non-cash general and administrative expense, net	2,014	11,758
Impairment of proved oil and gas properties	—	274,413
Other (income) expense, net	974	(1,271)
Adjusted income before income taxes	19,212	14,236
Adjusted income tax expense (1)	(7,089)	(5,082)
Adjusted Net Income (Non-GAAP)	$12,123	$9,154

Net Income (Loss) Per Common Share - Diluted (GAAP)	$0.61	($5.34)
Effect of change from diluted WASO to adjusted diluted WASO	—	(0.06)
Income tax expense	—	—
Income (Loss) Before Income Taxes	0.61	(5.28)
(Gain) loss on derivatives, net	(0.38)	(0.18)
Cash received for derivative settlements, net	0.02	0.87
Non-cash general and administrative expense, net	0.03	0.20
Impairment of proved oil and gas properties	—	4.65
Other (income) expense, net	0.01	(0.02)
Adjusted income before income taxes	0.29	0.24
Adjusted income tax expense (1)	(0.11)	(0.08)
Adjusted Net Income Per Common Share - Diluted (Non-GAAP)	$0.18	$0.16

Diluted WASO (GAAP)	65,778	58,360
Effect of potentially dilutive instruments	—	625
Adjusted Diluted WASO (Non-GAAP)	65,778	58,985

(1)
Adjusted income tax expense is calculated by applying the Company’s estimated annual effective income tax rates applicable to the adjusted income before income taxes, which were 36.9% and 35.7% for the three months ended March 31, 2017 and 2016, respectively.

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP) to Net Cash Provided by Operating Activities (GAAP)

Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in net income (loss), the most directly comparable GAAP financial measure. Items excluded are interest expense, depreciation, depletion and amortization and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of the Company’s financial and operating performance on a recurring basis and the Company's ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), net cash provided by operating activities, or any other measure of a company's profitability or liquidity presented in accordance with GAAP. A reconciliation of net income (loss) to adjusted EBITDA to net cash provided by operating activities is presented below. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss), our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flows (Non-GAAP)

Discretionary cash flows is a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities, the most directly comparable GAAP financial measure. Items excluded are changes in the components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items that are non-recurring.
Discretionary cash flows is presented because management believes it provides useful additional information to investors for analysis of the Company’s ability to generate cash to internally fund exploration and development, and to service debt. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities or any other measure of a company’s cash flows or liquidity presented in accordance with GAAP. A reconciliation of net cash provided by operating activities to discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended March 31,
	2017	2016
	(In thousands)
Net Income (Loss) (GAAP)	$40,021	($311,395)
Income tax expense	—	(121)
Income (Loss) Before Income Taxes	40,021	(311,274)
Depreciation, depletion and amortization	54,382	59,577
Interest expense, net	20,571	18,713
(Gain) loss on derivatives, net	(25,316)	(10,553)
Cash received for derivative settlements, net	1,519	51,163
Non-cash general and administrative expense, net	2,014	11,758
Impairment of proved oil and gas properties	—	274,413
Other (income) expense, net	974	(1,271)
Adjusted EBITDA (Non-GAAP)	$94,165	$92,526
Interest expense, net	(20,571)	(18,713)
Non-cash interest expense, net	1,091	1,160
Other cash and non-cash adjustments, net	646	852
Discretionary Cash Flows (Non-GAAP)	$75,331	$75,825
Changes in components of working capital and other	1,077	(21,957)
Net Cash Provided By Operating Activities (GAAP)	$76,408	$53,868

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Total production volumes -
Crude oil (MBbls)	2,596	2,348
NGLs (MBbls)	406	414
Natural gas (MMcf)	7,028	6,373
Total barrels of oil equivalent (MBoe)	4,173	3,824

Daily production volumes by product -
Crude oil (Bbls/d)	28,844	25,806
NGLs (Bbls/d)	4,508	4,547
Natural gas (Mcf/d)	78,088	70,033
Total barrels of oil equivalent (Boe/d)	46,367	42,025

Daily production volumes by region (Boe/d) -
Eagle Ford	32,578	30,971
Delaware Basin	2,418	140
Niobrara	2,765	3,186
Marcellus	7,928	6,026
Utica and other	678	1,702
Total barrels of oil equivalent (Boe/d)	46,367	42,025

Realized prices -
Crude oil ($ per Bbl)	$49.34	$28.96
Crude oil ($ per Bbl) - including cash received/paid for derivative settlements, net	$50.37	$50.75
NGLs ($ per Bbl)	$18.29	$8.31
Natural gas ($ per Mcf)	$2.25	$1.54
Natural gas ($ per Mcf) - including cash received/paid for derivative settlements, net	$2.09	$1.54

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF APRIL 28, 2017
(Unaudited)

Crude Oil Derivative Contracts

			Weighted Average	Weighted Average	Weighted Average
		Volume	Sub-Floor Price	Floor Price	Ceiling Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
Q2 2017	Fixed Price Swaps	12,000		$50.13

Q3 2017	Fixed Price Swaps	12,000		$53.71

Q4 2017	Fixed Price Swaps	9,000		$53.86

FY 2018	Three-Way Collars	6,000	$40.00	$50.00	$65.00
	Net Sold Call Options	3,388			$63.98

FY 2019	Net Sold Call Options	3,875			$65.98

FY 2020	Net Sold Call Options	4,575			$67.95

Natural Gas Derivative Contracts

			Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)	($/MMBtu)
Q2 - Q4 2017	Fixed Price Swaps	20,000	$3.30
	Sold Call Options	33,000		$3.00

FY 2018	Sold Call Options	33,000		$3.25

FY 2019	Sold Call Options	33,000		$3.25

FY 2020	Sold Call Options	33,000		$3.50

CARRIZO OIL & GAS, INC.
SECOND QUARTER AND FULL YEAR 2017 GUIDANCE SUMMARY

	Second Quarter 2017	Full Year 2017
Daily Production Volumes -
Crude oil (Bbls/d)	31,800 - 32,200	32,400 - 32,700
NGLs (Bbls/d)	4,800 - 5,000	5,300 - 5,500
Natural gas (Mcf/d)	67,000 - 71,000	71,000 - 75,000
Total (Boe/d)	47,767 - 49,033	49,533 - 50,700

Unhedged Commodity Price Realizations -
Crude oil (% of NYMEX oil)	94.0% - 96.0%	N/A
NGLs (% of NYMEX oil)	28.0% - 30.0%	N/A
Natural gas (% of NYMEX gas)	67.0% - 72.0%	N/A

Cash (paid) received for derivative settlements, net (in millions)	($1.5) - $1.5	N/A

Costs and Expenses -
Lease operating ($/Boe)	$7.25 - $7.75	$6.75 - $7.50
Production taxes (% of total revenues)	4.50% - 4.75%	4.25% - 4.75%
Ad valorem taxes (in millions)	$2.8 - $3.3	$11.0 - $13.0
Cash general and administrative, net (in millions)	$10.0 - $10.5	$50.0 - $52.0
DD&A ($/Boe)	$13.25 - $14.25	$13.25 - $14.25
Interest expense, net (in millions)	$21.0 - $22.0	N/A

Capitalized Items -
Drilling and completion capital expenditures (in millions)	N/A	$530.0 - $550.0
Capitalized interest (in millions)	$3.5 - $4.0	N/A